As filed with the Securities and Exchange Commission July 15, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WGL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Virginia	52-2210912
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Beverly J. Burke
Vice President and General Counsel
WGL Holdings, Inc.
101 Constitution Avenue, NW; Washington, DC 20080
(202) 624-6177
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices and agent for service)

     Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.
      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☑
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☐
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Unit(2)	Offering Price	Fee

WGL Holdings, Inc. common stock no par value	1,000,000 Shares	$33.785	$33,785,000.00	$3,976.50

(1)	This Registration Statement shall also cover any additional shares of common stock that become available under the WGL Holdings, Inc. Dividend Reinvestment and Common Stock Purchase Plan by reason of any stock dividend, stock split, rights offering or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The proposed maximum offering price per share is based on the average of the high and low price of the common stock on the New York Stock Exchange on July 8, 2005.

WGL Holdings, Inc.
Dividend Reinvestment and Common Stock Purchase Plan
        This prospectus relates to shares of common stock (without par value) of WGL Holdings, Inc. registered for sale under the WGL Holdings, Inc. Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”).
      You must own shares of WGL Holdings, Inc. to participate in the Plan. Once you are enrolled in the Plan, you may buy additional common shares by making optional cash payments, as described in this prospectus.
      Before you participate in the Plan, please carefully read this prospectus and the information referred to under the heading “Where You Can Find More Information.” Please retain this prospectus for future reference.
      Shares of WGL Holdings, Inc. common stock are traded on the New York Stock Exchange (“NYSE”) under the symbol “WGL.”
      Investing in common stock involves risks. See the statement regarding “Risk Factors” on page 5 of this prospectus.
       This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state or country where the offer or sale is not permitted.
      This prospectus relates to 9,764,000 shares of the common stock of WGL Holdings, Inc. registered under the Plan.
      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 15, 2005.

TABLE OF CONTENTS

PLAN SUMMARY AND DEFINED TERMS	1
WHERE YOU CAN FIND MORE INFORMATION	4
THE COMPANY	4
RISK FACTORS	5
FORWARD-LOOKING STATEMENTS	5
DESCRIPTION OF THE PLAN	5
ADMINISTRATION	5
DIVIDEND REINVESTMENT	5
OPTIONAL CASH PAYMENTS AND ELECTRONIC FUNDS TRANSFERS	7
PURCHASE OF SHARES	8
PRICE OF SHARES PURCHASED	9
PARTICIPATION	9
COSTS	11
REPORTS TO PARTICIPANTS	11
CERTIFICATES FOR SHARES	12
SALE OF SHARES	13
TRANSFER OF SHARES	14
WITHDRAWAL	14
FEDERAL INCOME TAXES	15
OTHER INFORMATION	15
INDEMNIFICATION OF DIRECTORS AND OFFICERS	16
PLAN OF DISTRIBUTION	17
EXPERTS	17
LEGAL MATTERS	17

PROSPECTUS
WGL HOLDINGS, INC.
Dividend Reinvestment and Common Stock Purchase Plan
      This prospectus describes the Dividend Reinvestment and Common Stock Purchase Plan (referred to herein as the “Plan”) of WGL Holdings, Inc. As used in this prospectus, unless otherwise indicated, the terms “WGL Holdings”, the “company”, “we”, “us”, and “our” means WGL Holdings, Inc.
      We refer to our common stock, no par value, as “common stock” in the prospectus.
Plan Summary and Defined Terms
      Participation. To participate in the Plan, you must be a record owner of common stock of WGL Holdings. If you own shares of the company’s common stock through another entity, such as a broker, bank or nominee (sometimes called “street name” ownership), you may become eligible to participate in the Plan by transferring at least one share into your own name or otherwise becoming a record holder of the company’s common stock. Employees of certain subsidiaries of the company may participate through payroll deduction.
      Administration. The Bank of New York administers the Plan for us on behalf of participants in the Plan. Your account will be maintained by the Bank of New York. The Bank of New York, acting as administrator for the Plan, is sometimes referred to in this Prospectus as “BNY” and as the “Administrator.”
      Plan Account. When you enroll in the Plan, an account will be opened in your name(s) to hold the shares of WGL Holdings stock you buy through the Plan. The shares in the account will be held in “book entry” form. Instead of receiving stock certificates, you will receive statements of your account.
      Dividends. You may choose to reinvest dividends on any or all shares held in your Plan account. If you have your dividends reinvested, the shares purchased will be added to your Plan account.
      Additional Purchases. In addition to dividend reinvestment, you may make Optional Cash Payments to purchase shares of WGL Holdings common stock through the Plan. You may invest from $25.00 per transaction up to $10,000.00 in any one week, up to a maximum of $20,000 per calendar quarter. You may also make automatic monthly purchases by means of electronic funds transfers from your bank. Please see Q.7 for more information on Optional Cash Payments and Q.11 regarding electronic funds transfers.
      Source of Shares. The Plan Administrator may acquire shares for the Plan either directly from the company, through the public securities markets or in privately negotiated transactions. The company has the discretion to operate the Plan through any of these methods and the company may change the method of operation of the Plan from time to time. Please see Q.12 in the “Description of Plan — Purchase of Shares” section of this prospectus for more information on the source of the shares used for the Plan.
Costs of participation in the Plan
      The company pays all the costs of administration of the Plan, except as follows:

•	Purchases. If the company elects to purchase shares in the open market for dividend reinvestment and/or to meet requirements for optional cash purchases, a brokerage commission will be charged to the participant for each share so purchased. The applicable brokerage fee may change from time to time. As of the date of this prospectus the fee is 10 cents per share purchased. This fee will be reflected in the purchase price of the shares acquired in the open market.

•	Sales. A brokerage fee is charged to the participant if shares are sold from the Plan for the participant. This fee changes from time to time. As of the date of this prospectus, the fee is 10 cents per share sold. This fee will be deducted from the proceeds of the sale.
      Electronic Funds Transfers. You can authorize The Bank of New York to make electronic funds transfers from your bank account to purchase shares under the Plan.
      Safekeeping. As a participant in the Plan, you may send your WGL Holdings stock certificates to the Bank of New York for safekeeping. The certificate shares will be converted to book entry shares held in a Plan account and dividends on those shares will be reinvested. There is no fee for safekeeping or for delivery of certificates upon request.
      Selling Shares in Your Account. You may sell shares in your account, at the market price as determined under the Plan. A brokerage fee will be deducted from the proceeds. That fee may change from time to time. As of the date of this prospectus, the fee is 10 cents per share sold.
      Transferring Shares. You may transfer shares in your account to another person without charge.
      Contacting Us. The Bank of New York acts as agent for participants in the Plan and administers the Plan for WGL Holdings. You can contact The Bank of New York by the following means:

Telephone:	1-800-330-5682
Internet:	www.stockbny.com This URL is an inactive textual reference and is not intended to incorporate any content of Bank of New York’s website into this prospectus.
Mail:	The Bank of New York Investor Relations Department P. O. Box 11258 New York, New York 10286-1258
Courier:	The Bank of New York Investor Relations Department 101 Barclay Street New York, New York 10007
      Forms. Each Plan statement that you receive will contain a tear-off form that can be used for any future Plan transactions. Please contact The Bank of New York for additional forms.

Defined terms
      In this prospectus, the following terms are defined as follows, or defined in the indicated questions or text.

Defined Term	Definition and Explanation

Administrator	The Bank of New York, see Q. 1.
BNY	The Bank of New York, see Q. 1.
common stock	Common stock of WGL Holdings, Inc.
company	WGL Holdings, Inc.
Dividend Payment Dates	First days of February, May, August and November, see Q. 5.
Independent Agent	Agent appointed to buy and sell Plan shares, see Q. 12 and 29.
Investment Date	Date shares are purchased with Optional Cash Payments, see Q. 8.
Open Market Purchases	Shares purchased in the open market, see Q. 12.
Optional Cash Payments	Payments to buy shares other than by reinvestment, see Q. 7.
Original Issue Purchases	Shares purchased direct from the company, see Q. 12.
Participating Subsidiaries	Subsidiaries of the company participating in the Plan, see Q. 16.
Plan	WGL Holdings, Inc. Dividend Reinvestment and Common Stock Purchase Plan.
Shareholder Authorization Form	The form used to enroll in the Plan, see Q. 16.
street name	Ownership of shares through a broker, bank or other entity, see Q. 2.
Because this is a summary, it may not contain all the information that may be important to you. Please read this complete Prospectus carefully before you elect to participate in the Plan.

WHERE YOU CAN FIND MORE INFORMATION
      This prospectus is part of a registration statement of WGL Holdings filed with the Securities and Exchange Commission (“SEC”). WGL Holdings also files annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document WGL Holdings files publicly at the SEC’s public reference room presently located at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC web site at www.sec.gov. Information is also available on our corporate web site at www.wglholdings.com.
      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934 until we sell all the common stock covered by this prospectus.

•	The WGL Holdings Annual Report on Form 10-K for the year ended September 30, 2004.

•	The WGL Holdings Quarterly Report on Form 10-Q for each of the quarters ended December 31, 2004 and March 31, 2005.

•	The WGL Holdings reports on Form 8-K filed on October 5, 2004 (two reports); October 13, 2004; November 5, 2004; December 10, 2004; December 20, 2004; January 10, 2005; February 4, 2005; April 1, 2005; April 28, 2005 and July 6, 2005.

•	The description of the common stock of WGL Holdings contained in the company’s registration statement on Form S-4 (No. 333-96017) incorporated into the company’s registration statement on Form 8-A dated October 6, 2000.
      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.
THE COMPANY
      WGL Holdings, Inc. is a public utility holding company with its headquarters located in Washington, DC. Our principal subsidiary is Washington Gas Light Company (“Washington Gas”), a regulated natural gas distribution company that has been in business for more than 156 years. Washington Gas delivers natural gas to a growing base of over 1 million customer meters in the District of Columbia and adjoining areas of Maryland and Virginia.
      We also own certain non-utility subsidiaries. These subsidiaries offer energy-related products and services that are closely related to our core business.
      The address of our principal offices is:

WGL Holdings, Inc.
101 Constitution Avenue, NW
Washington, DC 20080
Telephone: (703) 750-2000.

We maintain a website at: www.wglholdings.com.

RISK FACTORS
      As with other investments, the value of your investment in WGL Holdings common stock will fluctuate from time to time. WGL Holdings cannot assure a profit or protect against a loss on the shares you purchase under the Plan. You bear the risk of profit or loss on this investment.
      Many factors influence the results of our operations and our financial performance. We describe many of these factors in our annual and quarterly reports filed with the SEC. In particular, please see the factors described under “Primary Factors affecting WGL Holdings and Washington Gas,” as included in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our most recently filed Forms 10-K and 10-Q.
FORWARD-LOOKING STATEMENTS
      This prospectus and its incorporated documents discuss both historical information and forward-looking statements. Words like “estimates,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “projects,” “forecasts,” and other similar words identify forward-looking statements. These forward-looking statements involve uncertainties and risks. Although we believe they are based on reasonable assumptions, we cannot assure that every stated objective will be reached.
      We make forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. Please refer to our latest Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for a discussion of important factors that could cause our actual results to differ materially from those discussed in our forward-looking statements.
DESCRIPTION OF THE PLAN
      The following questions and answers explain the provisions of the Plan.
ADMINISTRATION
     1.     Who administers the Plan?
      The Bank of New York (“BNY” or the “Administrator”) administers the Plan for participants, maintains records, sends statements of participants’ accounts and performs other duties relating to the Plan. BNY will also select an independent agent to act on behalf of the company to purchase any shares of common stock which may be acquired in open market transactions and to sell shares pursuant to requests by participants. Shares of common stock purchased under the Plan will be registered in BNY’s name or that of its nominee as custodian for participants in the Plan. See Question 16 for the address and phone number of the Administrator.
DIVIDEND REINVESTMENT
     2.     How does dividend reinvestment work?

Shareholders of Record
      If a shareholder of record has elected to reinvest dividends, the Administrator will invest the dollar amount of the dividends in the common stock of WGL Holdings for the shareholder’s account, instead of sending the dividends to the shareholder.

Street Name Shareholders
      If you own shares of the company’s common stock through another entity, such as a broker, bank or nominee (sometimes called “street name” ownership), you may become eligible to participate in the Plan by transferring at least one share into your own name or otherwise becoming a record holder of the company’s common stock. In such case, the Administrator will be able to reinvest dividends on shares that you hold directly and in the Plan, but the Administrator will not be able to reinvest dividends which are paid on the shares held in street name.

Preferred Stock Shareholders
      Investors who own shares of Washington Gas preferred stock may reinvest those preferred stock dividends under the Plan if they also own any shares of common stock of WGL Holdings. If this election is selected, the holder must reinvest all dividends on the holder’s preferred stock of Washington Gas. See Question 3 for a further discussion of partial reinvestment.

3.	May I reinvest dividends on fewer than all shares registered in my name?
      Yes, with the exception noted below with respect to preferred stock, you may elect to reinvest dividends on fewer than all shares you own in certificate form. If you elect to partially reinvest your dividends, when a dividend is paid you will receive a check for the cash dividends on a specified number of your shares, and the rest of your dividends will be reinvested in WGL Holdings common stock. Dividends on all shares held in the Plan are reinvested.
      When you select this option, you must specify the number of whole shares on which you desire to receive a cash dividend. The balance of your dividends, including dividends on fractional shares, will be used to purchase additional shares of WGL Holdings common stock and the additional shares will be credited to your Plan account. Your dividends will be reinvested according to your instructions and you will also be able to send in Optional Cash Payments. Please see Questions 7-10 for a further description of Optional Cash Payments.
      If you are reinvesting dividends on Washington Gas preferred stock, you must reinvest all dividends on your preferred shares.

4.	If I participate in the Plan and I buy additional shares of common stock, will dividends on these shares automatically be reinvested?
      Yes, as long as you have elected full reinvestment of dividends on all shares and the new shares are registered in the exact same name (including address and initials) as the old shares.

5.	When will dividends be reinvested?
      Dividends on common and preferred stock are normally paid on or about the first day of February, May, August and November (the “Dividend Payment Dates”). Dividends are paid to shareholders of record on record dates established by the Board of Directors. Generally, those record dates are January 10, April 10, July 10 and October 10 of each year. These record dates may vary due to weekends and holidays.
      When the Plan is making Open Market Purchases, an Independent Agent designated by the Administrator will invest dividends as promptly as practicable on or following the Dividend Payment Date. If demand requires, purchases may be made over several days. The timing and conditions of investments in Open Market Purchases are under the sole control of the Independent Agent. These periods may also change based on prevailing conditions in the securities markets and the discretion exercised by the Independent Agent. See Question 12 regarding designation of the Independent Agent.
      When the Plan is investing dividends through Original Issue Purchases, the dividends will be invested as of the Dividend Payment Dates.
      Please see questions 12-14 for a description of Open Market Purchases and Original Issue Purchases, including the price at which dividends are reinvested. Please see Question 12 regarding designation of the Independent Agent.

6.	Will I be credited with dividends on whole shares and fractions of shares?
      Yes. You will be credited with the amount of dividends attributable to whole shares and fractions of shares in your accounts under the Plan and these dividends will be reinvested.
OPTIONAL CASH PAYMENTS AND ELECTRONIC FUNDS TRANSFERS
     7.     How do Optional Cash Payments work?
      If you have a Plan account, you can buy additional shares through “Optional Cash Payments.” You can invest Optional Cash Payments from $25 per transaction up to $10,000 in any one week (business days Monday through Friday), up to a maximum of $20,000 in any one calendar quarter. If you send a check for more than $10,000, or several checks that total in excess of $10,000, or arrange for electronic transfer of more than $10,000 within the same week, any investments that would exceed the $10,000 limit will be returned to you. For example, if you send a check for $5,000 that is received by the Administrator on a Wednesday, and then you send another check for $6,000 that is received on the following business day — a Thursday — the $5,000 will be invested on the following Investment Date and the $6,000 will be returned to you as soon as practicable by regular mail. Please see Q. 8, immediately below, for discussion of the Investment Date.
      You may pay by check payable to The Bank of New York in U.S. dollars, drawn on a United States bank, in the amount of the purchase price. Cash, travelers checks, third party checks, money orders and checks not drawn on a United States bank or not payable in United States dollars will not be accepted and will be returned to the sender. Send the check together with either the tear-off form at the bottom of your Plan statement, or a brief letter identifying your WGL Holdings account by account number, to the address shown in Question 16.

8.	When will Optional Cash Payments be invested in my account?
      Generally, shares are purchased with Optional Cash Payments at least once per week, usually on the first business day of each week (the “Investment Date”). Optional Cash Payments must be received by BNY by noon on the first business day immediately preceding an Investment Date in order to be invested on that Investment Date. Posting of the transaction to your account may require up to five business days following the investment. The time required to make investments and post them to your account may vary based on prevailing conditions in the securities markets and the discretion exercised by the Independent Agent. You will not receive interest on cash held by the Plan pending investment.

9.	What happens if my check for an Optional Cash Payment is returned unpaid, or if my electronic funds transfer is refused?
      If your check submitted for an Optional Cash Payment is returned unpaid for any reason, or your authorized electronic payment is refused for any reason, BNY will immediately remove shares that were purchased in anticipation of the collection of those funds from your Plan account. Those shares will be sold to recover any uncollected funds. If the net proceeds of the sale of those shares are not sufficient to recover the full amount of the uncollected funds, BNY reserves the right to sell additional shares from any accounts you maintain with BNY as may be necessary to recover the full uncollected balance.

10.	May I withdraw Optional Cash Payments?
      No. It is not possible to withdraw an Optional Cash Payment after it has been received by BNY.

11.	How do electronic funds transfers work?
      You may authorize The Bank of New York to make automatic monthly purchases of a specified dollar amount of WGL Holdings stock for your Plan account by automatic withdrawal from your bank account by electronic funds transfer.
      Please use the tear-off form at the bottom of your Plan statement to authorize monthly purchases and automatic withdrawals. Funds generally will be withdrawn from your bank account on the 25th day of each month (or the next business day if the 25th is not a business day). Purchases will be made within one week after the withdrawal. Please allow four to six weeks for the initial withdrawal. To terminate monthly purchases by electronic funds transfer, you must send a written, signed instruction to the Administrator to one of the addresses shown in Question 16.
PURCHASE OF SHARES
     12.     How are shares purchased for my Plan account?
      Dividends and Optional Cash Payments will be invested in your Plan account in shares of WGL Holdings common stock by BNY, as Administrator for the Plan. BNY may acquire these shares in one of two ways:

•	BNY may acquire shares through the public securities markets or in privately negotiated transactions. BNY will use an agent that is independent of WGL Holdings to make these purchases (the “Independent Agent”). The Independent Agent may be affiliated with BNY. The Independent Agent receives a commission in connection with Open Market Purchases and sales. Please see Question 23 for a description of those commissions. The company has no control over the times or prices at which the Independent Agent buys or sells shares on the open market or BNY’s selection of the Independent Agent that executes the transactions. These types of purchases are referred to in this prospectus as “Open Market Purchases.”

•	BNY may also acquire shares directly from WGL Holdings. These transactions are referred to in this prospectus as “Original Issue Purchases.”
      The company has the discretion to operate the Plan through either Open Market Purchases or Original Issue Purchases. The company may change the method of purchase at any time without notice to the Plan participants.

13.	When are dividends reinvested and Optional Cash Payments invested in my Plan account?

•	When the Plan is making Open Market Purchases, the Independent Agent will invest dividends as promptly as practicable on or following the Dividend Payment Date. If demand requires, purchases may be made over several days. As explained in Question 5, Dividend Payment Dates are usually the first business days of February, May, August and November. As explained in Question 8, Optional Cash Payments are generally credited to Plan accounts weekly. These periods may change, however, based on prevailing conditions in the securities markets and the discretion exercised by the Independent Agent.

•	When the Plan is making Original Issue Purchases, dividends will be invested on the Dividend Payment Date and Optional Cash Payments will be invested at least once each week, usually on the first business day of the week.

      Please see Questions 7-10 regarding Optional Cash Payments. Please also see Question 12 for a description of procedures followed for Open Market Purchases and Original Issue Purchases.
PRICE OF SHARES PURCHASED
     14.     What price will I pay for shares in my Plan account?

•	For Open Market Purchases, the share price will be the average price of all shares purchased for the reinvestment of dividends, the investment of Optional Cash Payments and payroll deductions. Any applicable brokerage fee will be included in your purchase price.

•	For Original Issue Purchases, the price will be the average of the high and low prices as published in The Wall Street Journal report of New York Stock Exchange Composite Transactions for WGL Holdings common stock on the New York Stock Exchange trading day immediately preceding the purchase date. If there is no trading in the common stock of the company on the New York Stock Exchange (or if trading is halted or suspended) for a substantial amount of time during that trading day or if publication of the sales prices of the company’s common stock on that trading day does not take place or contains a reporting error, then the company will determine the purchase price on the basis of such market quotations as it shall deem appropriate. This procedure applies to the reinvestment of dividends, the investment of Optional Cash Payments and payroll deductions. No brokerage fee will apply to Original Issue Purchases.
      Please see Questions 7-10 regarding Optional Cash Payments. Please also see Question 12 for a description of procedures followed for Open Market Purchases and Original Issue Purchases.
PARTICIPATION
     15.     Who is eligible to participate in the Plan?
      All holders of record of the common stock of WGL Holdings are eligible to participate in the Plan. Investors who own shares of Washington Gas preferred stock may reinvest those preferred stock dividends under the Plan if they also own any shares of common stock of WGL Holdings. Employees of WGL Holdings, employees of Washington Gas and employees of other subsidiaries that participate in the Plan may participate through payroll deduction if they currently own one or more common shares of WGL Holdings. See Question No. 16 below for a description of Participating Subsidiaries under the heading “Employees”.

16.	How may I join the Plan?
     Shareholders of Record
      A common shareholder of record may join the Plan at any time by completing the Shareholder Authorization Form and returning it to the Administrator. A Shareholder Authorization Form may be obtained by contacting the Administrator at the address indicated at the end of this question.
      If the completed Shareholder Authorization Form returned by a shareholder of record is received by the Administrator on or before the record date for the next dividend, that dividend will be invested in additional shares of common stock for the shareholder. If the Shareholder Authorization Form is received by the Administrator after the record date, that dividend will be paid in cash and investment will begin with the next dividend.
     Street Name Shareholders
      As noted in Q.2, “street name” shareholders of the company’s common stock are persons who own shares of the company through another entity, such as a broker, bank or nominee. Street name shareholders may become eligible to participate in the Plan by transferring at least one share of the company’s common stock into their own name or otherwise becoming a record holder of the company’s common stock.
      After becoming a record holder of the company’s common stock, street name shareholders may join the Plan by completing the Shareholder Authorization Form and returning it to the Administrator at the address shown below. The Administrator will be able to reinvest the shares held in record ownership and in the Plan account, but the Administrator cannot reinvest dividends on shares that are held in street name.
     Employees
      Employees of WGL Holdings, employees of Washington Gas and employees of other subsidiaries that participate in the Plan (“Participating Subsidiaries”) who own common stock of WGL Holdings may elect to participate in the Plan by payroll deduction. To participate through payroll deductions, employees must first own at least one share of common stock of WGL Holdings, other than through the Washington Gas Employee Savings and Capital Appreciation Plans. To enroll, employees must complete a Payroll Deduction Form and send it to their payroll department. They must also send a Shareholder Authorization Form to BNY at the address shown below for returning forms. The minimum payroll deduction is $4.00 per pay period. The maximum cash investment is $10,000 per pay period and $20,000 per calendar quarter.
      Employees of subsidiaries other than Washington Gas should check with their payroll department to determine if they are Participating Subsidiaries.
     Addresses for Forms
      Shareholder Authorization Forms may be obtained by contacting Shareholder Services, toll free at 1-800-330-5682, or you may request forms by writing to:

Request Forms From:	Return Forms To:
The Bank of New York	The Bank of New York
Investor Relations Department	Dividend Reinvestment Dept.
P. O. Box 11258	P. O. Box 1958
Church Street Station	Newark, NJ 17101-9774
New York, NY 10286-1258
      You may also contact The Bank of New York at its web site at www.stockbny.com

17.	What does the shareholder authorization form provide?
      The Shareholder Authorization Form allows each shareholder to select a method of participation. Shareholders may participate in the Plan by selecting one of the following options:

(1) Full Dividend Reinvestment. This election will automatically reinvest dividends on all shares of WGL Holdings common stock and Washington Gas preferred stock held by a participant. Participants may also make Optional Cash Payments. Dividends on all shares held in the Plan are reinvested.

(2) Partial Dividend Reinvestment. This election will automatically reinvest dividends on a portion of your common shares in certificate form. You may not elect partial reinvestment on shares of preferred stock. Participants may also make Optional Cash Payments. Dividends on all shares held in the Plan are reinvested.

(3) Optional Cash Payments Only. Under this election, participants may make Optional Cash Payments without reinvesting dividends on the shares held by a participant. Dividends on all shares held in the Plan are reinvested.

      It should be remembered that, regardless of the option a participant selects, the Administrator will reinvest cash dividends paid on all shares of common stock credited to the participant’s Plan account.
(Questions 18 through 22 apply only to employee participation).

18.	May an employee make an initial purchase of WGL Holdings common stock by payroll deduction?
      No. To participate by payroll deduction the employee must first own at least one share of WGL Holdings common stock.

19.	May an employee establish more than one account through payroll deduction?
      No. Each employee may establish only one account. The account must be in the employee’s name. No joint ownership may be included on a payroll deduction account.

20.	How can an employee change a payroll deduction?
      The amount of payroll deduction can be changed by completing a Payroll Deduction Form and returning it to the employee’s payroll department. The change will be effective on the next available pay period.

21.	How can an employee terminate payroll deduction?
      An employee can terminate a payroll deduction at any time by completing a Payroll Deduction Form and returning it to his or her payroll department. An employee who discontinues payroll deduction cannot resume payroll deduction for a period of 90 days following the date deductions are discontinued.

22.	When will payroll deductions be invested?
      Payroll deductions will be invested in Original Issue Purchases as of the first Monday following the employee’s pay date. If Open Market Purchases are used, payroll deductions will generally be invested during the week following the employee’s pay date. The price of the shares will be determined as described in Question 14.
COSTS
     23.     Are there any expenses in connection with participation under the Plan?
      When the company elects to use Open Market Purchases, a brokerage commission will be charged to participants for those transactions. The commission will be reflected in the purchase price of shares acquired in the open market. This fee may change from time to time but, as of the date of this prospectus, it is 10 cents per share purchased.
      There are no fees charged when Original Issue Purchases are used by the company to acquire shares for the Plan.
      A brokerage fee will be charged if you sell shares from the Plan (see Questions 28 and 29). This fee can change from time to time but, as of the date of this prospectus, it is 10 cents per share sold.
      Please see Question 12 for a description of Open Market Purchases and Original Issue Purchases.

REPORTS TO PARTICIPANTS
     24.     How will I be advised of my purchase of stock?
      As soon as practicable after each purchase, you will receive a statement of account. These statements are a participant’s continuing record and should be retained for tax purposes. In addition, you will be sent copies of the communications sent to other shareholders, including the Company’s annual report, notice of annual meeting and proxy statement, and income tax information for reporting dividends paid.
CERTIFICATES FOR SHARES
     25.     Will certificates be issued for shares of common stock purchased?
      Normally, certificates for shares of common stock purchased under the Plan will not be issued to participants. The number of shares credited to your account under the Plan will be shown on your statement of account. This procedure protects against loss, theft or destruction of stock certificates.
      Certificates for any number of whole shares credited to your account under the Plan will be issued upon the written request of the participant to the Administrator, and issuance of those certificates will not terminate your participation in the Plan. Any remaining whole shares and fraction of a share will continue to be credited to the participant’s account. Certificates for fractions of a share will not be issued under any circumstances.
      Shares credited to the account of a participant under the Plan may not be pledged as collateral or otherwise transferred. A participant who wishes to pledge or transfer any shares held in the Plan must request that certificates for those shares be issued in the participant’s name.
      Please use the tear-off stub attached to the bottom of your Dividend Reinvestment Plan Statement when you request a certificate. This tear-off stub will help to expedite your request.

26.	Does the Plan provide for safekeeping of certificated shares held by me?
      Yes, however this applies only to certificates of common stock. Safekeeping is not available for certificates of preferred stock, even if you are reinvesting your preferred stock dividends into common stock.
      You may forward common stock certificates to the Administrator accompanied by a letter directing the Administrator to deposit the shares into your Plan account. The letter must be signed by the holder or holders of the certificated shares exactly as the name appears on the certificate. The stock certificates and letter should be sent to the Administrator at the following address:

The Bank of New York
Dividend Reinvestment Dept.
P.O. Box 1958
Newark, NJ 17101-9774
      It is recommended that these common stock certificates be sent by registered mail and insured for a value of 2% of the current market price of the stock. As of the date of this Prospectus, this is the premium charged by the bonding company to replace the certificates if they are lost.

27.	In whose name will certificates be issued?
      Accounts under the Plan are maintained in the name or names in which the account was opened. Consequently, certificates for whole shares issued upon the request of participants will be issued in the same name(s).

SALE OF SHARES
     28.     How can I sell my Plan shares?
      You may direct BNY to sell any or all of your shares held in your Plan account by any of the following methods:

•	By telephone: Call 1-800-330-5682 between 8 a.m. and 8 p.m. eastern time, Monday through Friday.

•	By internet: To perform transactions go to www.stockbny.com.
      You will need to create a PIN to perform transactions on line. Shareholders with a social security number will be asked to enter their social security number, name, address, e-mail address, and date of birth. The Bank of New York uses an approved credit bureau to validate your identity prior to assigning a temporary PIN. You will receive your temporary PIN via e-mail once your information has been authenticated.

1. Go to www.stockbny.com

2. Click on “Individual Account Access”

3. Click on “Request a Temporary PIN with SSN” and follow instructions
      For shareholders without a social security number, all temporary PINS will be mailed to the address of record.

1. Go to www.stockbny.com

2. Click on “Individual Account Access”

3. Click on “Login w/o SSN”

4. Click on “Request a Temporary PIN w/o SSN” and follow instructions
      When you receive your temporary PIN, log onto www.stockbny.com to establish a permanent PIN.

•	By U.S. mail: Complete and sign the tear-off form at the bottom of your Plan statement, indicating the number of shares to be sold. The form must be signed by all account owners and mailed back to BNY for processing.
      If you sell or withdraw all of your shares from the Plan, you will automatically terminate your participation in the Plan. To re-enroll in the Plan, you must meet the requirements for participation described under Question 15 and follow the enrollment procedures described in Question 16.
      Shares that you hold outside the Plan may not be sold through the Plan.

29.	How is the sales price of Plan shares determined?
      The Administrator aggregates all requests to sell shares and then sells the total share amount on the open market through an Independent Agent that may be affiliated with BNY. See Question 12 regarding the Independent Agent.
      Shares are sold at least weekly, and depending on volume, as frequently as daily. The sales price will not be known until the sale is completed and is based on the weighted average of all shares sold during the selling period, adjusted to exclude brokerage commissions. Following the sale and allowing for the settlement of the trade under SEC rules, a check will be issued payable to the account owner(s) for the net cash proceeds of the sale after a brokerage commission is deducted. (See Question 23 on “Costs”). The Administrator has full discretion in all matters related to the sale, including the time of sale and sales price. You cannot specify a price or a time at which you want to sell your Plan shares.

      You should be aware that the common stock price may rise or fall during the period between a request for sale, its receipt by the Administrator and the ultimate sale on the open market. Instructions sent to the Administrator to sell shares are irrevocable and may not be rescinded.
TRANSFER OF SHARES
     30.     May I assign or transfer all or a part of my Plan shares to another person?
      You may change ownership of all or part of your Plan shares through a gift, sale or otherwise at any time. You must contact the Administrator to obtain the proper instructions to effect the transfer. Requests for transfer are subject to the same requirements as for the transfer of common stock certificates, including the requirement of a Medallion Signature Guarantee, as explained in Question 31, below.

31.	If Plan shares are transferred to another person, will the Administrator issue a stock certificate to the transferee?
      Transfers can be made from Plan account to Plan account (book-to-book transfers) or, if the participant so requests, a stock certificate can be issued to the transferee. The current participant should contact the Administrator for full details on how to make the transfer.
      For book-to-book transfers that involve the establishment of a new Plan account, a new Shareholder Authorization Form must be completed by the transferee. The completed form must be returned to the Administrator, along with written instructions signed by the current participant, indicating the number of shares to be transferred to the new participant. The current participant’s signature must be guaranteed by a bank, broker or financial institution that is a member of the Medallion Signature Guarantee Plan.
WITHDRAWAL
     32.     How and when may I withdraw or change my participation method?
      You may withdraw from the Plan or change a method of participation by notifying the Administrator at any time. However, you may not change the method of your participation between the record date and the Dividend Payment Date. Both participants in a jointly-owned account must notify the Administrator in writing to make a change or withdrawal. See Question 5 for record date and Dividend Payment Date information.
      Please use the tear-off stub attached to the bottom of your Dividend Reinvestment Plan statement to withdraw or change your participation method. This tear-off stub will help to expedite your request.
     33.     How can an employee withdraw from the Plan?
      An employee may withdraw from the plan or change participation method by notifying the Administrator in writing or by completing and signing the tear-off stub of the dividend reinvestment statement (please see Question 16 for the Administrator’s address).
      Employees who are participating in payroll deduction must contact their payroll department for a Payroll Deduction Form to discontinue or change deductions. Only the employee needs to sign this form.
      An employee may not change his or her participation method between the record date and the Dividend Payment Date. See Question 5 for record date and Dividend Payment Date information.
      Employees who discontinue payroll deductions may not re-enroll by payroll deduction for 90 days following the date on which payroll deductions are terminated.

     34.     What happens when I withdraw from the Plan or the Plan is terminated?
      If you withdraw from the Plan, or if the company terminates the Plan, you have three options for receiving the proceeds from the account. You may (i) request that certificates for whole shares credited to the account under the Plan be issued, and a cash payment be made for any fraction of a share, (ii) request that all of the shares, both whole and fractional, credited to the account in the Plan, be sold, or (iii) request that some shares be issued in certificate form and the balance of the shares be sold. The sale of the shares will be made for your account as soon as practical after receipt of instructions by the Administrator. You will receive the proceeds of the sale, less any brokerage commission. See Question 23 regarding costs.
FEDERAL INCOME TAXES
     35.     What are the federal income tax consequences of participation in the Plan?
      As of the date of this prospectus, under U.S. federal income tax law, dividends are generally taxable to you even if they are reinvested through the Plan. We will mail you a form 1099-DIV reporting your dividends, including reinvested dividends, together with or after payment of the final dividend in each calendar year.
      Tax consequences of participating in the Plan can vary depending on your individual tax situation. You should consult with your own tax advisor to determine the tax effect of participation in the Plan in light of applicable tax laws and regulations.
      Employees who participate in the payroll deduction aspect of the Plan will have the same federal income tax obligations with respect to the payroll deductions as would otherwise apply if the money were not deducted from the employee’s pay. A participating employee will be treated for federal income tax purposes as having received the full amount of wages or salary, even though the employee actually received that amount less the payroll deductions. Dividends on shares owned by employees are taxable in the same way as dividends paid to non-employees.
     36.     What provision is made for shareholders whose dividends are subject to income tax withholding?
      In the case of shareholders whose dividends are subject to United States income tax withholding or in the case of domestic shareholders whose dividends are subject to backup withholding, an amount equal to the dividends less the amount of any tax required to be withheld will be reinvested in the Plan. Amounts withheld from the shareholder’s dividends will be remitted to the United States Treasury and the respective shareholders will be advised of the amounts of tax withheld.
OTHER INFORMATION
     37.     What happens if I sell or transfer all or part of the shares registered in my name?
      If you dispose of all or a portion of the shares in your name that you are reinvesting, BNY will continue to reinvest the dividends on your remaining shares, including the shares in your Plan account.
     38.     What will the company do with the proceeds received under the Plan?
      We plan to use the net proceeds from any Original Issue Purchases under the Plan for general corporate purposes, including investments in our subsidiaries and/or repayment of borrowings used to finance the capital expenditures and operations of our subsidiaries. If we do not use the net proceeds immediately, we will temporarily invest them in short-term, interest-bearing obligations.

39.	What happens if WGL Holdings issues a stock dividend, declares a stock split or has a rights offering?
      Any shares distributed by WGL Holdings as a stock dividend, or upon a stock split, will be credited to a participant’s account whether the stock is held in the participant’s account or the participant’s own name.
      If additional shares are authorized and issued through a stock split, stock dividend or similar transaction, this prospectus shall be deemed to cover such additional shares.
      In a rights offering, a participant’s entitlement will be based upon the participant’s total holdings, including shares credited to the participant’s account under the Plan. The proceeds from the sale of stock purchase rights applicable to the participant’s shareholdings, whether held in the Plan or in the participant’s own name, will be credited to the participant’s account under the Plan. The proceeds will then be applied as an Optional Cash Payment to purchase shares of common stock on the next Investment Date. Any participants who wish to be in a position to exercise their rights should request, prior to the record date of the rights offering, that the Administrator issue certificates to them.
      Transaction processing may be curtailed or suspended between the record date and payable date for stock dividends, stock splits and/or rights offerings.

40.	What are the responsibilities of the company under the Plan?
      WGL Holdings and the Administrator will not be liable for any act done in good faith or for the good faith omission to act including, but not limited to (a) any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death, or (b) with respect to the prices at which shares are purchased for the participant’s account and the time when such purchases are made, or (c) with respect to any loss or fluctuation in the market value after purchase of shares.
     41.     May the Plan be changed or discontinued?
      The company has the right to amend, suspend or terminate the Plan at any time without the approval of the participants. Notice of any such amendment, suspension or termination will be sent to all participants who shall in all events have the right to withdraw from the Plan. See Questions 32-34 regarding withdrawal.
     42.     How will my Plan shares be voted at annual or special meetings of shareholders?
      You will be sent a proxy card and you will be entitled to vote any shares held by the Administrator for your account.
INDEMNIFICATION OF DIRECTORS AND OFFICERS
      The amended and restated Articles of Incorporation of the company provide that the company shall, to the maximum extent permitted by applicable law, as from time to time in effect, indemnify any person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action or proceedings because he or she was a director or officer of the company. The Bylaws of the company generally provide that indemnification shall be made upon a determination that indemnification is proper in the circumstance because the person was not finally adjudged to have knowingly violated criminal law or was not liable for willful misconduct in the performance of the person’s duty to the company.
      The company carries a policy of insurance which, among other things, provides for payment to the company of sums expended pursuant to the company’s amended and restated Articles of Incorporation and Bylaws for indemnification for officers’ and directors’ liability.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
PLAN OF DISTRIBUTION
      As described in this prospectus, the Plan may acquire common stock of the company for the account of Plan participants directly from the company, in the public securities markets or in privately negotiated transactions. The shares acquired by participants in the Plan may be resold in market transactions or in privately negotiated transactions. The Plan participants will pay certain commissions with respect to shares acquired in the open market or through privately negotiated transactions. These fees are described in this prospectus.
EXPERTS
      The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
LEGAL MATTERS
      Beverly J. Burke, Vice President and General Counsel of the company, has passed on the validity of the common stock offered under the Plan. As of the date of this prospectus, Ms. Burke beneficially owns and holds common stock of the company, owns options to purchase common stock of the company and participates in the Plan.

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Item	Amount

SEC Registration Fee	$3,976
Printing*	$15,000
New York Stock Exchange Listing Fee	$2,500
Legal Fees and Expenses*	$6,000
Accounting Fees*	$10,000
Other*	$2,000
Total*	$39,476

*	Estimated

Item 15.	Indemnification of Directors and Officers.
      The amended and restated Articles of Incorporation of the company provide that the company shall, to the maximum extent permitted by applicable law, as from time to time in effect, indemnify any person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action or proceedings because he or she was a director or officer of the company.
      The bylaws of the company generally provide that indemnification shall be made upon a determination that indemnification is proper in the circumstance because the person was not finally adjudged to have knowingly violated criminal law or was not liable for willful misconduct in the performance of the person’s duty to the company.
      The company carries a policy of insurance which, among other things, provides for payment to the company of sums expended pursuant to the company’s bylaws regarding indemnification for liability of officers and directors.

Item 16.	Exhibits.

Exhibit No.		Description of Exhibits

4	.1*	Articles of Incorporation of the Registrant (Incorporated by reference to Appendix B to the Proxy Statement and Prospectus in the Registration Statement on Form S-4 of the Registrant (Reg. No. 333-96017 filed on February 2, 2000))
4	.2*	By-Laws of the Registrant (Incorporated by reference to Appendix C to the Proxy Statement and Prospectus in the Registration Statement on Form S-4 of the Registrant (Reg. No. 333-96017 filed on February 2, 2000))
5		Opinion of Company Counsel as to legality
23.1		Consent of Deloitte & Touche LLP, Independent Public Accountants
23.2		Consent of Counsel (included in Exhibit 5)
24		Power of Attorney

*	Incorporated by reference

Item 17.	Undertakings.
      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rul 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(I) and (1)(ii) do not apply if the information is on Form S-3, Form S-8 or form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this Registration Statement.
Provided further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100 (c) of Regulation AB.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized to sign, in the City of Washington, District of Columbia, on the 15th day of July, 2005.

WGL Holdings, Inc.

By:	/s/ Frederic M. Kline

Frederic M. Kline
Vice President and Chief Financial Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Names	Title	Date

/s/ James H. DeGraffenreidt, Jr. (James H. DeGraffenreidt, Jr.)	Chairman of the Board and Chief Executive Officer and Director	July 15, 2005

/s/ Terry D. McCallister (Terry D. McCallister)	President and Chief Operating Officer	July 15, 2005

/s/ Frederic M. Kline (Frederic M. Kline)	Vice President and Chief Financial Officer (Principal Financial Officer)	July 15, 2005

/s/ Mark P. O’Flynn (Mark P. O’Flynn)	Controller (Principal Accounting Officer)	July 15, 2005

* (Michael D. Barnes)	Director	July 15, 2005

* (George P. Clancy, Jr.)	Director	July 15, 2005

* (James W. Dyke, Jr.)	Director	July 15, 2005

* (Melvyn J. Estrin)	Director	July 15, 2005

* (James F. Lafond)	Director	July 15, 2005

Names	Title	Date

* (Debra L. Lee)	Director	July 15, 2005

* (Karen Hastie Williams)	Director	July 15, 2005

*By /s/ Frederic M. Kline Frederic M. Kline (Attorney-in-fact)

EXHIBIT INDEX

Exhibit No.		Description of Exhibits

4	.1*	Articles of Incorporation of the Registrant (Incorporated by reference to Appendix B to the Proxy Statement and Prospectus in the Registration Statement on Form S-4 of the Registrant (Reg. No. 333-96017 filed on February 2, 2000))
4	.2*	By-Laws of the Registrant (Incorporated by reference to Appendix C to the Proxy Statement and Prospectus in the Registration Statement on Form S-4 of the Registrant (Reg. No. 333-96017 filed on February 2, 2000))
5		Opinion of Company Counsel as to legality
23.1		Consent of Deloitte & Touche LLP, Independent Public Accountants
23.2		Consent of Counsel (included in Exhibit 5)
24		Power of Attorney

*	Incorporated by reference